Exhibit 99.1
CABOT MICROELECTRONICS UPDATES OUTLOOK
FOR FOURTH FISCAL QUARTER 2006

REVISES FOURTH QUARTER GROSS PROFIT GUIDANCE
DUE TO ASSET WRITE-OFF AND ACCOUNTING FOR RECENT ACQUISITIONS

REVENUE OF $86 - $87 MILLION EXPECTED
AS PRICING ENVIRONMENT REMAINS STABLE

AURORA, IL, October 12, 2006: Cabot Microelectronics Corporation (Nasdaq: CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today updated its outlook for its financial performance for the fourth quarter of fiscal 2006, which ended September 30. The company now expects gross profit for its fiscal fourth quarter to be between 44 and 45 percent of revenue. This is below the guidance range of 48 percent plus or minus two percentage points that it provided in its fiscal third quarter conference call in July. Factors causing gross profit to fall below this guidance range include an asset write-off and accounting for the company’s recent QED acquisition as well as its third fiscal quarter purchase of a portfolio of CMP technology patents from IBM. Additionally, the company now expects operating expenses of between $28 and $29 million for the quarter, which is approximately $2 million lower than indicated in its July conference call.

The company expects to write-off approximately $1.8 million of assets related to converting an existing building previously used for CMP slurry production and research and development activities into a polishing pad manufacturing facility. The write-off is expected to increase cost of goods sold by approximately $1.1 million and increase research and development expense by around $0.7 million in the fourth fiscal quarter. Retrofitting the existing building, which is near completion, should provide a lower cost approach versus competitors’ greenfield investment strategies.

Cost of goods sold in the quarter will also increase by approximately $0.9 million more than was previously anticipated due to accounting for the company’s QED acquisition, which required writing-up acquired inventories to fair market value. The QED business enjoyed robust sales of some of this written-up inventory during the quarter, which increased costs and reduced margin. In the future, these higher costs should dissipate as the rest of the acquired inventory is sold, and margins on QED sales should trend toward Cabot Microelectronics’ average gross profit.

Finally, approximately $0.6 million of amortization expense related to intangible assets acquired with the QED business and the patent portfolio will be recorded as cost of goods sold in the quarter, as well as in each quarter of fiscal 2007. The QED and patent acquisitions are expected to support continued revenue momentum and product innovation.

On an operating basis, management is pleased with the quarter’s preliminary results. Revenue is expected to be between $86 and $87 million, or 1 to 2 percent higher than the prior quarter’s $84.9 million, which was a record for the company, and 16 to 18 percent higher than revenue in the fourth quarter of fiscal 2005. Demand for the company’s CMP slurry products remained strong in July and August, but softened somewhat in September, and pricing remained generally stable in the quarter. Expected sales by QED of approximately $5 million met management’s expectations.

William Noglows, Chairman and CEO of Cabot Microelectronics, said, “During 2006 we continued to strengthen our business by executing our three strategic initiatives: technology leadership, operations excellence and connecting with customers. Demand for our CMP slurries in fiscal 2006 was strong and we continue to establish our pads business. We are also encouraged by our progress growing in areas adjacent to our core CMP business, as with the QED acquisition.”

Financial results for the fourth quarter of fiscal 2006 have not yet been finalized. Therefore, information regarding this period is subject to change, and actual results for the quarter may differ from these preliminary results. Cabot Microelectronics will report fourth fiscal quarter results the morning of October 26, 2006, followed by a conference call to discuss the quarter.

ABOUT CABOT MICROELECTRONICS
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world’s leading supplier of CMP slurries used in semiconductor and data storage manufacturing. The company’s products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers. Since becoming an independent public company in 2000, the company has grown to approximately 650 employees who work at research and development labs, sales and business offices, manufacturing facilities and customer service centers in China, France, Germany, Japan, Singapore, South Korea, Taiwan, the United Kingdom and the United States. The company’s vision is to become the world leader in shaping, enabling and enhancing the performance of surfaces, and thus looks beyond its core CMP business in the semiconductor industry. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Barbara Ven Horst, Director of Investor Relations at 630-375-5412.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; company and industry growth and trends; growth of the markets in which the company participates; international events; product performance; the generation, protection and acquisition of intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; and the construction of new or refurbishment of existing facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see "Risk Factors“ in Other Information in our quarterly report on Form 10-Q for the quarter ended June 30, 2006, and “Risks Related to Our Business" in Management’s Discussion and Analysis in our annual report on Form 10-K for the fiscal year ended September 30, 2005, both filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.

Notwithstanding today’s foregoing announcement, it continues to be Cabot Microelectronics’ regular policy to not provide periodic financial guidance updates outside of its quarterly earnings release and associated conference calls, or to comment upon financial analysts’ estimates.